Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

THE AMENDED AND RESTATED BYLAWS OF

FINISAR CORPORATION,

a Delaware corporation

November 8, 2018

The undersigned, the duly appointed Secretary of the Corporation, hereby certifies that:

1. The undersigned is the duly elected Secretary of FINISAR CORPORATION, a Delaware corporation (the “Corporation”).

2. Pursuant to a resolution duly adopted by the Board of Directors of the Corporation, effective November 8, 2018, the Amended and Restated Bylaws of the Corporation are amended to add a new Article X, which shall read as follows:

“ARTICLE X

EXCLUSIVE FORUM

10.1        EXCLUSIVE FORUM.

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for all “internal corporate claims.” “Internal corporate claims” means claims, including claims in the right of the Corporation, (i) that are based upon a violation of a duty by a current or former director or officer or stockholder in such capacity or (ii) as to which the General Corporation Law of the State of Delaware confers jurisdiction upon the Court of Chancery, except for, as to each of (i) and (ii) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction; provided, however, if (and only if) the Court of Chancery declines to accept jurisdiction over a particular matter, the U.S. District Court for the District of Delaware shall be the sole and exclusive forum for all “internal corporate claims” unless the Corporation consents in writing to the selection of an alternative forum; provided, however, if (and only if) the U.S. District Court for the District of Delaware declines to accept jurisdiction over a particular matter, the Superior Court of the State of Delaware (Complex Commercial Litigation Division) shall be the sole and exclusive forum for all “internal corporate claims” unless the Corporation consents in writing to the selection of an alternative forum.  If any provision or provisions of this Article X shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article X (including, without limitation, each portion of any sentence of this Article X containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 10.1.”

3. The matters set forth in this certificate are true and correct to my own knowledge.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this certificate as of the date first set forth above.

/s/ Christopher E. Brown
Name: Christopher E. Brown
Title: Executive Vice President, Chief Counsel and Secretary

[Certificate of Amendment of Amended and Restated Bylaws Signature Page]